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                     February 20, 2024

       Tim Chen
       Chief Financial Officer
       VNET Group, Inc.
       Guanjie Building Southeast 1st Floor, 10# Jiuxianqiao East Road Chaoyang District
       Beijing, 100016
       The People   s Republic of China

                                                        Re: VNET Group, Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-35126

       Dear Tim Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Will Cai